EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated September 28, 2010, on the consolidated financial statements of GelTech Solutions, Inc. for the years ended June 30, 2010 and 2009, included herein on the registration statement of GelTech Solutions, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
October 4, 2010